Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Fourth Quarter 2023 Private Loan Portfolio Activity

HOUSTON – January 16, 2024 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the fourth quarter of 2023, Main Street originated new or increased commitments in its private loan portfolio of $136.8 million and funded total investments across its private loan portfolio with a cost basis totaling $160.4 million.
The following represent notable new private loan commitments and investments during the fourth quarter of 2023:
•$42.5 million in a first lien senior secured loan to a supplier of complex antenna and thermal management solutions critical to the advancement and management of next-generation radars, electronic warfare and defense systems;
•$32.5 million in a first lien senior secured loan, $8.8 million in a first lien senior secured revolver and $0.7 million in equity to a vertically integrated manufacturer of plastic promotional and packaging products;
•$11.3 million in a first lien senior secured loan, $2.3 million in a first lien senior secured revolver and $4.5 million in a first lien senior secured delayed draw loan to a global language services provider to the healthcare and life science end markets;

•$9.9 million in a first lien senior secured loan, $1.7 million in a first lien senior secured revolver, $1.3 million in a first lien senior secured delayed draw loan and $0.5 million in equity to a manufacturer and distributor of branded premium beaded ice cream;
•Increased commitment of $7.2 million in a first lien senior secured incremental loan to a futures trading platform that provides software and brokerage tools that allow retail traders to perform advanced charting, run trade simulations and utilize automated trading applications;
•Increased commitment of $6.7 million in a first lien senior secured incremental loan to a provider of mission critical specialty and traditional industrial cleaning and mechanical services; and
•Increased commitment of $5.3 million in a first lien senior secured incremental loan to a provider of ground services to the commercial, general and cargo aviation markets.
As of December 31, 2023, Main Street’s private loan portfolio included total investments at cost of approximately $1.5 billion across 87 unique borrowers. The private loan portfolio, as a percentage of cost, included 94.7% invested in first lien debt investments and 5.3% invested in equity investments or other securities.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.
Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.